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                                    AGREEMENT

         THIS AGREEMENT, dated as of September __, 2000, is between EFTC Corporation, a Colorado corporation (the "Company"), and Jack Calderon ("Calderon").

                                    Recitals

         A. The parties have reached a mutual understanding and agreement regarding the termination of Calderon's employment with the Company.

         B. Calderon currently serves as Chairman of the Company's Board of Directors.

                                    Agreement

         The parties agree as follows:

         1. Calderon is currently an employee of the Company pursuant to an employment agreement between Calderon and the Company entered into as of June 5, 1998 (the "Employment Agreement"). Calderon hereby agrees that his employment with the Company pursuant to the Employment Agreement will terminate effective as of September 30, 2000 (the "Termination Date") and that his services as an employee of the Company and as an officer, member and trustee of any committee or benefit plan of any of its divisions, subsidiaries, affiliates and related organizations shall terminate on the Termination Date.

         2. Calderon will remain as the Chairman of the Board of Directors of the Company and as a member of its Board of Directors until January 31, 2001. Calderon will no longer serve as Chairman of the Board of Directors of the Company after January 31, 2001, and will resign as a member of the Board of Directors no later than April 1, 2001.

         3. During the period from October 1, 2000 through December 31, 2000 (as the same may be extended by written agreement of both parties, the "Consulting Period"), Calderon shall serve as a consultant to the Company, providing services with respect to the transition of the Company's business and the development of business prospects by the Company and such other services as may be specified from time to time by the Board of Directors of the Company. Calderon will be furnished with an appropriate office and with such secretarial support as may be reasonably necessary to perform his duties during the Consulting Period. Calderon will also be reimbursed for travel expenses incurred on behalf of the Company during the Consulting Period in accordance with the Company's normal policies for the reimbursement of travel expenses. Calderon will be entitled to retain the existing Company car currently under lease during the Consulting Period and, at the end of the Consulting Period, will be permitted to purchase such car at the off-lease purchase price at that date.



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         4. No later than the end of the Consulting Period, Calderon will vacate his office at the Company, leaving all Company property and returning to the Company all Company property he may have outside the office, including, without limitation, all electronic and paper files, training materials, policies and procedures, notebooks, handbooks, customer lists, mailing lists, account information, credit cards, phone cards and all other tangible or intangible property.

         5. Calderon will be entitled to receive a severance payment in an aggregate amount of $360,000, payable in fifteen equal monthly installments, with the first payment due and payable on October 31, 2000 and the final payment due and payable on December 31, 2001. No portion of the severance payment shall be made until the 7-day revocation period described in paragraph 27 below has expired without revocation of this Agreement by Calderon. If Calderon should die prior to the receipt of all severance payments provided by this Paragraph 5, any remaining balance shall be made, in monthly installments, to his estate.

         6. Calderon will be entitled to receive a single payment of $27,500 to be made on September 29, 2000, for all of his services as a consultant during the Consulting Period,

         7. Calderon currently holds 442,172 stock options issued to him pursuant to the terms of the Company's Equity Incentive Plan, some of which are not currently vested. All of the options that Calderon currently holds under the Company's Equity Incentive Plan shall become fully vested and exercisable on the Termination Date and shall remain exercisable through December 31, 2002. Calderon also holds 450,000 options that were granted to him under the terms of the Company's 2000 Equity Stock Option Plan. Of those options, 225,000 options are subject to time-based vesting based upon his employment with the Company. All of such time-based vesting options shall fully vest and become immediately exercisable on the Termination Date and shall remain exercisable until December 31, 2002. Calderon also holds 225,000 options granted under the Company's 2000 Equity Stock Option Plan the vesting of which is based on certain performance criteria. Those options shall vest, if at all, in accordance with the satisfaction of the performance vesting requirements set forth in those options and, to the extent that such options become exercisable, they will remain exercisable until December 31, 2002. The Company shall take all necessary actions in order to provide for the acceleration of the options as above provided and for the extension of the period of time to exercise those options by Calderon or his estate following his termination of employment with the Company on the Termination Date. All options currently held by Calderon are specified in Schedule 7 to this Agreement.

         8. If Calderon relocates his personal residence from Phoenix, Arizona, between January 1, 2001 and May 1, 2001, the Company will reimburse him for any costs associated with the termination of the lease on his current apartment in Phoenix, Arizona and will pay the reasonable moving expenses associated with the move of his household goods and furnishings from Phoenix, Arizona to such destination within the continental United States as he may specify. Calderon will give the Company at least 30 days prior notice of any such relocation, during which the Company may seek to sublease his personal residence. Calderon will cooperate with the Company in attempting to minimize the costs of any lease termination.

         9. Calderon's participation in all Company sponsored retirement, pension, welfare and other benefit arrangements (other than the options described above in paragraph 7) will terminate effective as of the Termination


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Date, subject to his rights with respect to the continuation of health care under COBRA.

         10. The compensation provided under this Agreement replaces any compensation as a result of the severance of Calderon's employment with the Company that would otherwise be provided under the terms of the Employment Agreement. However, the provisions of Sections 6, 7, and 8 of the Employment Agreement shall remain fully enforceable in accordance with their terms except that the Company agrees that it will not unreasonably refuse to waive the enforcement of the covenant not to compete contained in Section 7 of the Employment Agreement if Calderon should undertake employment in the electronic contract manufacturing or electronic repair services business during the one year non-compete period specified in Section 7 of the Employment Agreement.

         11. Other than the severance payments described above in paragraph 5, and the acceleration of vesting and extension of the stock options described in paragraph 7 above, no additional or accelerated rights or vesting are being conferred as a result of or in connection with the termination of Calderon's employment of this Agreement. Calderon acknowledges that the consideration specified above represents an additional payment and consideration to him over and above all compensation (including salary, wages, bonuses, or benefits) to which he is entitled, due to his employment and the termination of his employment.

         12. Calderon agrees that the consideration provided in this Agreement is sufficient consideration for the cancellation of any option, right, grant or other arrangement involving any other benefit from the Company and any benefits required to be provided to him under applicable law. Except as specifically provided in this Agreement, Calderon hereby expressly and forever waives any and all options, claims, rights or entitlements, past, present and future, to stock in the Company or any other benefit from the Company and hereby waives, releases, and relinquishes any and all rights to exercise such rights, grants or benefits.

         13. Each party agrees that, now and in the future, it will protect and preserve the other's goodwill and reputation in the industry and that it will not in any way make any disparaging or derogatory statements, either verbal or written, regarding the other or, in the case of Calderon, the employees, partners, shareholders, officers or directors of the Company.

         14. Individually and on behalf of his heirs, personal representatives, successors and assigns, Calderon agrees that he will not assert or bring any claims of any kind whatsoever against, and hereby releases, waives and forever discharges, the Company and/or each of its parents, subsidiaries, divisions, or otherwise affiliated corporations, partnerships or business enterprises, including Thayer-BLUM Funding, L.L.C., Thayer Equity Partners IV, L.P., TC Equity Partners IV, L.L.C., TC Manufacturing Holdings, L.L.C., TC Co-Investors IV, LLC, TC Management Partners IV, L.L.C., RCBA Strategic Partners, L.P., BLUM Capital Partners, L.P., Richard C. Blum & Associates, Inc. and RCBA GP, L.L.C., and each of their respective present and former officers, directors, shareholders, partners, employees, agents, attorneys, representatives, successors, and assigns (hereinafter individually referred to as "Released Party" and collectively as "Released Parties") from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation,


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benefits, costs, attorneys' fees and liabilities of any kind that he may have or claim to have, in any way relating to or arising out of any act or omission through the date of this Agreement, subject, however, to the Company's compliance with and performance of the terms and conditions of this Agreement. This release includes but is not limited to:

                  (i) claims under federal, state or local common laws prohibiting age, sex, race, national origin, disability, religion, retaliation, or any other form of discrimination, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, the Americans with Disabilities Act, the Family Medical Leave Act and the Older Workers Benefit Protection Act;

                  (ii) claims for bonuses, incentive or severance compensation, or for any other compensation whatsoever (except as specified in this Agreement) or benefits whatsoever (to the extent such compensation and benefits can be waived and released under applicable law) regardless of whether certain compensation or benefits are specifically mentioned above; and

                  (iii) other legal and equitable claims regarding his employment, including without limitation, the hiring, retention and termination of employment.

         (b) The Company agrees that it will not assert or bring any claims of any kind whatsoever against, and it hereby releases, waives and forever discharges, Calderon from any and all causes of action, claims, charges, demands, losses, damages, wages, compensation, benefits, costs, attorneys' fees and liabilities of any kind that it may have or claim to have, in any way relating to or arising out of any act or omission through the date of this Agreement, subject, however, to his compliance with and performance of the terms and conditions of this Agreement.

         15. The amounts payable and other benefits due under this Agreement are in lieu of any amounts that would otherwise be payable or due to Calderon arising out of his employment or the termination of his employment with the Company and are inclusive of all amounts that might be payable to him under the Employment Agreement, any formal or informal severance plan or arrangement of the Company, including payments due under any formal or informal, written or unwritten employment agreement. All payments pursuant to this Agreement will be subject to applicable federal, state and local withholding requirements.

         16. This Agreement contains Calderon's complete understanding regarding the compensation and benefits to be paid to him as a result of his resignation and separation of employment from the Company. The money and other consideration Calderon has agreed to receive in exchange for this Agreement constitutes a final settlement and shall be a complete bar to subsequent administrative proceedings, legal actions or other actions of any kind to set aside or nullify this Agreement because of any mistake of fact, any alleged coercion by the Company or a Released Party, or for any other reason. Calderon understands that


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this means that if he were to sue the Company or a Released Party or make any sort of legal charge against a Released Party, now or in the future, relative to these claims, that those suits and charges can be immediately dismissed upon presentation of this Agreement.

         17. Each party recognizes that it would be difficult to ascertain damages the other would incur in the event of a breach or a threatened breach by such party of the provisions of this Agreement. Accordingly, each party agrees that the other party will be entitled, and such party will not oppose on the basis that an adequate remedy of law exists, any injunctive or other equitable relief sought by the other party in any court of competent jurisdiction. Furthermore, each party agrees that in the event such party willfully and knowingly breaches any of the provisions of this Agreement, such party shall be liable for actual and consequential damages and for reasonable attorneys' fees and costs incurred by the other party and/or, as applicable, Released Parties as a result of the breach. Additionally, in the event Calderon violates any of the provisions of this Agreement or the Employment Agreement, the Company shall be entitled to withhold any further payments or benefits, if any, otherwise due to Calderon under this Agreement, up to the total amount of damages incurred by the Company and/or its Released Parties.

         18. This Agreement shall be governed in all respects, including its validity, interpretation and effect, by the internal laws of the State of Colorado, without giving effect to the principles of conflict of laws. Each party hereby irrevocably submits to the jurisdiction (including without limitation in personam jurisdiction), process and venue of the courts of the State of Colorado and the federal courts of the United States located in Denver, Colorado, and hereby agree that any action, suit or proceeding for the interpretation or enforcement of the provisions of this Agreement shall be heard and determined exclusively in a state or federal court situated in Denver, Colorado. To the fullest extent to which each party may legally do so, such party hereby intentionally, knowingly and voluntarily waives any right such party may have to trial by jury.

         19. In the event that any provision contained in this Agreement is deemed to be illegal, invalid, or unenforceable under present or future laws, in whole or in part, the parties acknowledge and agree that each and every other provision of this Agreement shall remain valid and enforceable. The parties agree to immediately enter into good faith negotiations to replace such illegal, invalid or unenforceable term or condition with a valid term or condition which reflects the intention of the parties and of similar economic effect.

         20. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless approved in writing by the parties signing below.

         21. Calderon covenants and agrees to cooperate fully with the Released Parties concerning any business or legal matter about which Calderon had knowledge during his employment with the Company or any Released Party.

         22. Both parties agree not to take any action inconsistent with the provisions of this Agreement.


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         23. Calderon hereby acknowledges that a copy of this Agreement has been provided to Calderon for his review and consideration. BY SIGNING THIS
AGREEMENT, CALDERON STATES AND ACKNOWLEDGES THAT HE HAS BEEN INVITED AND ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT. Calderon acknowledges and states that has been given a sufficient and adequate period of time in which to consider, sign and return this Agreement.

         24. This Agreement constitutes the entire and final agreement between Calderon and the Company with respect to his termination of employment with the Company and his consulting services during the Consulting Period. This Agreement shall constitute a termination of the term of his employment under the Employment Agreement and the consideration provided hereunder replaces in its entirety any consideration to which Calderon would otherwise be entitled under the terms of the Employment Agreement. As noted above, the provisions of Sections 6, 7 and 8 of the Employment Agreement shall remain in full force and effect in accordance with their terms. Calderon warrants and agrees that no Released Party has made any promise or offered him any other agreement, promise, or assurance, except those expressed in this document, to induce or persuade him to enter into this Agreement.

         25. This Agreement and each of its provisions shall be deemed drafted by all of the parties hereto. This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purpose and intent of this Agreement.

         26. Each party agrees that, notwithstanding the date of the acknowledgment below, this Agreement shall be deemed executed and made effective on September 30, 2000.

         27.      Calderon agrees, understands and affirms that:

         (a) this Agreement including the foregoing release is a binding legal document;

         (b) he has the right to and should consult with an attorney before signing this Agreement;

         (c) he has twenty-one (21) calendar days in which to consider, sign and return this Agreement;

         (d) he has a period of seven (7) days after signing and returning this Agreement in which he may revoke this Agreement;

         (e) this Agreement does not become effective or enforceable and no payment or other benefit shall be made or provided (except as required by applicable law) hereunder until the seven-day revocation period has elapsed; and

         (f) any revocation of this Agreement by Calderon must be in writing and delivered to the Company within the seven-day revocation period.


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         Executed and delivered to Calderon by the Company on September __,
2000.


                                       EFTC CORPORATION, a Colorado corporation



                                       By: /s/
                                           -------------------------

         BY SIGNING BELOW CALDERON STATES THAT HE HAS CAREFULLY READ THE FOREGOING AGREEMENT, INCLUDING THE FULL AND FINAL RELEASE OF ALL CLAIMS, AND THE WAIVER OF A TRIAL BY JURY CONTAINED HEREIN; THAT HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AND CONSULT WITH COMPETENT LEGAL COUNSEL OF HIS OWN CHOOSING; THAT HE KNOWS AND UNDERSTANDS THE CONTENTS HEREOF; AND THAT HE HAS SIGNED THE SAME AS HIS OWN FREE ACT AND DEED.

         Accepted and Agreed on _______________, 2000.



                                         /s/ Jack Calderon
                                         Jack Calderon



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                                   Schedule 7

                  (to Agreement dated as of September 30, 2000
                   between EFTC Corporation and Jack Calderon)


Options held by Jack Calderon under Equity Incentive Plan:

Date of Grant          Number of Shares         Exercise Price
8/5/96                 117,941                  $4.13
2/24/97                100,000                  $5.75
12/15/981              175,000                  $8.00
12/15/982              49,231                   $8.00


Options held by Jack Calderon under 2000 Equity Stock Option Plan

Date of Grant          Number of Shares         Exercise Price
8/22/003               225,000                  $2.63
8/22/004               225,000                  $2.63



--------
1 Options granted upon the repricing of 350,000 options originally granted on 8/5/98 with an exercise price of $16.00.
2 Options granted upon the repricing of 100,000 options originally granted on 10/27/97 with an exercise price of $16.25.
3       Options vest upon the passage of time.
4       Options vest based upon certain events.


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